TOUCHSTONE INVESTMENT TRUST

                      AMENDMENT TO RESTATED AGREEMENT AND
                              DECLARATION OF TRUST

         The undersigned hereby certifies that she is the duly elected Secretary of Touchstone Investment Trust and that pursuant to Section 4.1 of the Restated Agreement and Declaration of Trust of Touchstone Investment Trust, the Trustees, at a meeting on September 21, 2000, at which a quorum was present, adopted the following resolutions:

         RESOLVED, that the principal place of business of the Trust be changed to "221 East Fourth Street, Cincinnati, Ohio 45202"; and

         FURTHER RESOLVED, that the address of the Trust's resident agent in Massachusetts be changed to "101 Federal Street, Boston, Massachusetts 02110; and

         FURTHER   RESOLVED,   that  the  Trust's   Restated   Agreement  and
         Declaration of Trust and other Trust documents and records, as necessary or appropriate, be amended to reflect the change in the address of the Trust and its resident agent; and

         FURTHER RESOLVED, that the officers of the Trust be and they hereby are authorized and empowered to take any and all actions and to execute any and all documents and instruments, which they or any one of them in his sole discretion deem necessary, appropriate or desirable to implement the foregoing resolutions.

         The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, that said Amendment is to be effective as of October 9, 2000, and that she is causing this Certificate to be signed and filed as provided in Section 7.4 of the Restated Agreement and Declaration of Trust.

         WITNESS my hand this 21st day of September, 2000



                                              /s/ Tina D. Hosking
                                              ------------------------------
                                               Tina D. Hosking, Secretary